EXHIBIT 99.1

Investor Relations Contact:
Press Release	Rod Cooper (831.439.2371)
rod.j.cooper@seagate.com
Media Relations Contact:
Brian Ziel (831.439.5429)
brian.ziel@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL FIRST QUARTER 2005 RESULTS

Ships 21.6 million units; reports record enterprise shipments and ships nearly 400,000 1-inch hard drives for portable digital audio players

SCOTTS VALLEY, CA – October 19, 2004 – Seagate Technology (NYSE: STX) today reported revenue of $1.56 billion, net income of $54 million, and diluted earnings per share of $0.11 for the quarter ended October 1, 2004. These results compare to revenue of $1.74 billion, net income of $198 million, and diluted earnings per share of $0.40 in the year-ago quarter.

“Near record unit shipments, continued leadership in established enterprise and desktop markets, and our significant and increasing presence in growth markets are a result of Seagate’s continued design and manufacturing strength,” said Bill Watkins, Seagate’s president and chief executive officer. “Even in a challenging industry environment, we met or exceeded our overall performance targets.

“During the quarter, our new 1-inch drive was selected by some of the industry’s most prominent OEMs for integration into their high-profile portable digital audio players. Our mobile market presence continued to expand with the beginning of qualifications of our new 2.5-inch disc drive at all major OEMs. We shipped a record 3 million enterprise units, further strengthening our leadership position in this space. We maintained our leadership position in the desktop market and increased our shipments for consumer electronics applications sequentially and year-over-year. With additional products yet to launch during the course of this fiscal year, we believe that our broad market presence combined with one of the industry’s most operationally efficient and cost-optimized business models position us well for the future.”

Seagate Technology Reports Fiscal First Quarter 2005 Results

Enterprise Products:

The company believes the total available market (TAM) for enterprise storage products was approximately 6.0 million units in the September quarter. Seagate shipped in excess of 3 million units, which included its new Cheetah 10K and 15K rpm disc drives.

Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the TAM for enterprise storage products for the December quarter will be approximately 6.4 million units.

Desktop Products:

The company believes the TAM for desktop storage products was approximately 47-48 million units in the September quarter. Seagate shipped 15.0 million units. This TAM estimate includes all ATA disc drives used in a computing environment, excluding disc drives used in consumer electronics applications. Of the 15.0 million units Seagate shipped during the September quarter, approximately 56% were sold to OEM customers and 44% were sold to distribution customers.

Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the TAM for desktop storage products for the December quarter will be approximately 50-51 million units.

Mobile Computing Products:

The company believes that in the September quarter the TAM for mobile computing storage products was approximately 13-14 million units. Seagate shipped 677,000 units. This market includes 2.5-inch and 1.8-inch disc drives used in notebook and other portable computers. During the September quarter, Seagate began qualifications of Momentus 5400.2, its newest disc drive for notebook PCs. With capacities up to 100GB, Momentus 5400.2 significantly expands Seagate’s offerings in the growing notebook systems market.

Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the TAM for mobile computing storage products for the December quarter will be approximately 15-16 million units.

Seagate Technology Reports Fiscal First Quarter 2005 Results

Consumer Electronics Products:

The company believes the TAM for consumer electronics storage products was approximately 12 million units in the September quarter. Seagate shipped 2.9 million units during the September quarter, which included approximately 400,000 units of ST1, Seagate’s first 1-inch hard disc drive. This TAM estimate includes disc drives in all form factors used in portable and in-home consumer electronics applications.

Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the TAM for consumer electronics storage products for the December quarter, including all form factors, will be flat with the September quarter.

Drive Shipments (000’s)
	FQ105	FQ404	FQ104
Enterprise	3,016	2,566	2,576
Desktop	15,013	13,356	16,097
Mobile	677	460	312
Consumer Electronics	2,928	1,931	2,254

Total Unit Shipments	21,634	18,313	21,239

Business Review

Net Income: Net income for the September quarter of $54 million included a favorable impact of $14 million related to the discontinuation of certain benefits associated with Seagate’s post-retirement medical plan. Cost of revenue was reduced by approximately $6 million and the balance of $8 million reduced product development and marketing and administrative expense. In addition, Seagate recognized a gain of approximately $4 million associated with the sale of a surplus building which is reflected in other income/expense.

Gross Margin: Gross margin for the September quarter was 17.7%, compared to 17.1% in the previous quarter. Gross margin for the quarter was favorably impacted by $6 million due to the discontinuation of certain benefits associated with Seagate’s post-retirement medical plan. Margin improvement over the prior quarter was due to higher overall unit shipments, cost reduction actions recently implemented and improved product mix offset by the price declines normally experienced in the disc drive industry and a reduction in finished goods inventory, which negatively impacted fixed cost absorption.

Average Selling Price: The average selling price (ASP) during the September quarter on a blended basis for all Seagate products declined by 1.3% to approximately $72. The ASP for desktop products was flat from the prior quarter, reflecting a better than expected pricing environment for most of the quarter and an improving mix of products shipped. Mobile computing products experienced a 10%

Seagate Technology Reports Fiscal First Quarter 2005 Results

decline in ASP from the prior quarter. The ASP for enterprise products experienced a decline of only 2% as compared to the prior quarter, significantly less than any of the last four fiscal quarters.

Channel Inventory: The distribution channel inventory for Seagate desktop products, using a 13-week rolling average for distribution sales out, was about 4.6 weeks of supply. For the industry, excluding Seagate, the company believes inventory levels in the distribution channel are approximately 6.5 weeks of supply.

Revenue Breakdown: Revenue by channel for the September quarter was 71% OEM and 29% distribution, compared to 74% and 26%, respectively, in the prior quarter. Revenue by geographic region was 33% for North America, 29% for Europe, and 38% for Asia Pacific.

Cash Flow: Cash flow generated from operations was $116 million, compared to $74 million in the previous quarter.

Cash Balance: As of October 1, 2004, the last day of the September quarter, the company had cash, cash equivalents and short-term investments totaling $1.2 billion, an increase of $19 million from the prior quarter.

Inventory Turns: Inventory turns for the September quarter were 13.5, an increase from 9.9 in the prior quarter. The total inventory balance at the end of the September quarter was $379 million, down $70 million from the prior quarter, reflecting a $104 million decrease in finished goods offset by a $34 million increase in raw material and work in progress.

Capital Investment: Capital investment for the September quarter was $97 million. Capital investment for fiscal year 2005 is still expected to be $500-550 million.

Dividend: The company has declared a quarterly cash distribution of $0.06 per share to be paid on or before November 19, 2004 to all common shareholders of record as of November 5, 2004.

Business Outlook

Seagate believes the industry benefited from the expected seasonal demand increase during the September quarter; however, the challenges of longer product cycles, aggressive pricing and multiple competitors still exist. As a result, the company continues to look at opportunities for further cost reductions which may result in additional restructuring activities and restructuring charges in the future.

Recent actions taken by the company to align its cost structure with the current business environment, coupled with the normal seasonal increase in customer demand usually seen in the second half of the calendar year and the ramp of the company’s new 1-inch disc drive resulted in improved financial results for the company as compared to the June quarter. Due essentially to the factors mentioned above plus additional shipments of new products, the company anticipates continued improvement in its financial performance for the December quarter. Assuming an historical seasonal pattern throughout the remainder of the calendar year, the company expects the December quarter’s revenue to be in the range of $1.58 to $1.65 billion, and diluted earnings per

Seagate Technology Reports Fiscal First Quarter 2005 Results

share to be in the range of $0.11 to $0.14, excluding any restructuring charges. During the week of December 6, 2004 Seagate will provide a business update at which time additional information regarding the company’s financial expectations will be discussed.

Conference Call

Seagate will hold a conference call to review the fiscal first quarter results at 2:00 p.m. Pacific Time today. The live webcast of the conference call can be accessed online at www.seagate.com. A replay of the call will be available beginning today at 5:00 p.m. Pacific Time through October 26 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com or by telephone as follows:

USA: 800-642-1687

International: 706-645-9291

Access code: 203524

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the potential adverse impact resulting from the variable demand and the aggressive pricing environment for disc drives; dependence on the company’s ability to successfully introduce, qualify, manufacture in volume on a cost-effective basis and sell on a timely basis the new disc drive products announced by the company this past June; and the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K/A as filed with the U.S. Securities and Exchange Commission on September 3, 2004. Seagate’s results of operations for the three months ended October 1, 2004 are not necessarily indicative of Seagate’s operating results for any future periods. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Seagate Technology Reports Fiscal First Quarter 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	October 1, 2004	October 3, 2003
Revenue	$1,558	$1,740
Cost of revenue	1,283	1,272
Product development	152	169
Marketing and administrative	65	78
Restructuring costs, net	1	11

Total Operating Expenses	1,501	1,530

Income from Operations	57	210
Interest income	6	4
Interest expense	(11)	(12)
Other, net	4	(1)

Other Income (Expense), net	(1)	(9)

Income before income taxes	56	201
Provision for income taxes	2	3

Net Income	$54	$198

Net income per share:
Basic	$0.12	$0.44
Diluted	0.11	0.40
Number of shares used in per share calculations:
Basic	462	445
Diluted	494	499

Seagate Technology Reports Fiscal First Quarter 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	October 1, 2004	July 2, 2004 (a)
ASSETS
Cash and cash equivalents	$458	$422
Short-term investments	744	761
Accounts receivable, net	825	690
Affiliate accounts receivable	1	1
Inventories	379	449
Other current assets	140	138

Total Current Assets	2,547	2,461
Property, equipment and leasehold improvements, net	1,287	1,301
Other assets, net	180	180

Total Assets	$4,014	$3,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$772	$740
Accrued employee compensation	137	141
Accrued expenses	301	315
Accrued income taxes	50	48
Current portion of long-term debt	4	4

Total Current Liabilities	1,264	1,248
Other liabilities	99	100
Long-term debt, less current portion	739	739

Total Liabilities	2,102	2,087
Shareholders’ Equity	1,912	1,855

Total Liabilities and Shareholders’ Equity	$4,014	$3,942

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of July 2, 2004.

Seagate Technology Reports Fiscal First Quarter 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	October 1, 2004	October 3, 2003
OPERATING ACTIVITIES
Net income	$54	$198
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	113	111
Other non-cash operating activities, net	1	2
Changes in operating assets and liabilities:
Current assets and liabilities	(46)	(55)
Non-current assets and liabilities	(6)	(22)

Net cash provided by operating activities	116	234

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(97)	(88)
Purchases of short-term investments	(963)	(1,145)
Maturities and sales of short-term investments	981	1,073
Other investing activities, net	(2)	(16)

Net cash used in investing activities	(81)	(176)

FINANCING ACTIVITIES
Repayment of long-term debt	—	(2)
Issuance of common shares	29	47
Distributions to shareholders	(28)	(18)

Net cash provided by financing activities	1	27

Increase in cash and cash equivalents	36	85
Cash and cash equivalents at the beginning of the period	422	749

Cash and cash equivalents at the end of the period	$458	$834